SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X] Filed by the Registrant
[ ] Filed by a party other than the Registrant

Check the appropriate box:

[X]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
[ ]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                   Aquatic Cellulose International Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         1. Title of each class of securities to which transaction applies:

         2.       Aggregate number of securities to which transaction applies:

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4.       Proposed maximum aggregate value of transaction:

         5.       Total fee paid:

         6.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.       Amount Previously Paid:__________________________

         2.       Form, Schedule or Registration Statement No.: _________

         3.       Filing Party: _____________________________

         4.       Date Filed: _________________________________

                   Aquatic Cellulose International Corporation
                            2404 43rd Street, Suite 5

                             Vernon, B.C., V1T 6L1,
                                     Canada

                  Telephone: (250) 558-4216 Fax: (250) 558-3846


May __, 2004

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Aquatic Cellulose International Corporation ("AQCI" or the "Company"), a Nevada Corporation, to be held on July __, 2004 at 10:00 A.M., local time, at AQCI Headquarters, 2404 43rd Street, Suite 301, Vernon, B.C., V1T 6L1, Canada.

At the Special Meeting, the Stockholders will vote upon the following:

         1. To increase the number of authorized shares of our common stock from 100,000,000 to 1,500,000,000;

         2.       To change the Company name to Valor Energy Corporation;

BECAUSE OF THE SIGNIFICANCE OF THIS PROPOSAL TO THE COMPANY AND ITS SHAREHOLDERS, IT IS VITAL THAT EVERY SHAREHOLDER VOTES AT THE SPECIAL MEETING IN PERSON OR BY PROXY.

The foregoing items of business are more fully described in the Proxy Statement that is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on May 31, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

The Company's board of directors unanimously recommends that you vote FOR all of the above-mentioned proposals.

I hope you will be able to attend the Meeting. However, whether or not you plan to attend the Meeting, we request that you vote with the enclosed proxy card.

If you should have any questions in regard to any of the above-mentioned proposals, please do not hesitate to call our Stockholder Relations Department or me at (250) 558-4216.

Sincerely yours,

Sheridan B. Westgarde
Chairman and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

                   Aquatic Cellulose International Corporation
                            2404 43rd Street, Suite 5

                             Vernon, B.C., V1T 6L1,
                                     Canada

                  Telephone: (250) 558-4216 Fax: (250) 558-3846

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             To be held July __, 2004

         The Special Meeting of Stockholders of Aquatic Cellulose International Corporation will be Held at AQCI Headquarters, at 2404 43rd Street, Suite 5, Vernon, B.C., V1T 6L1, Canada, on July __, 2004 at 10:00 a.m., local time, for the following purposes:

         1. To approve the action of the Board request of increasing the stock authorized from 100,000,000 to 1,500,000,000;

         2.       To change the Company name to Valor Energy Corporation;

Holders of record of common stock at the close of business on May 31, 2004 are the only stockholders entitled to notice of and to vote at the Special Meeting of Stockholders.


/S/ SHERIDAN WESTGARDE
----------------------

Sheridan Westgarde
Secretary

Dated: May __, 2004





                                    IMPORTANT

The return of your signed Proxy as promptly as possible will greatly facilitate arrangements for the Meeting. No postage is required if the Proxy is returned in the envelope enclosed for your convenience and mailed in the United States.

                   Aquatic Cellulose International Corporation
                            2404 43rd Street, suite 5

                          Vernon, B.C., V1T 6L1, Canada

                                 PROXY STATEMENT
                                  MAY __, 2004

This Proxy Statement and the accompanying Proxy card are furnished in connection with the solicitation of proxies by the Board of Directors Aquatic Cellulose International Corporation to be voted at the Special Meeting of Stockholders of the Company (the "Meeting"). The approximate mailing date of this Proxy Statement is June __, 2004. A Proxy may be revoked at any time before it is voted at the meeting by submitting a later-dated Proxy or by giving written notice of such revocation to the Secretary of the Company. If you do attend the Meeting, you may vote by ballot at the meeting and cancel any Proxy previously given.

                                VOTING SECURITIES

All holders of record of the Company's Common Stock at the close of business on May 31, 2004 are entitled to vote at the Meeting. Each share entitles the holder to one vote. The persons appointed by the enclosed Proxy card have advised the Board of Directors that it is their intention to vote at the meeting and comply with the instructions on the Proxy cards received from stockholders and, if no contrary instruction is indicated on the Proxy card, for the election of the persons nominated to serve as directors and in accordance with the recommendations of the Board of Directors on any other matter brought before the meeting.

VOTING OF PROXIES

When you sign, date and return the enclosed Proxy, the shares represented by the Proxy will be voted in accordance with your directions. You can specify your voting instructions by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specific voting instructions, your shares of the common stock will be voted as recommended by the directors:

         "FOR" the approval to increase the stock authorized from 100,000,000 to 1,500,000,000 shares;

         "FOR" the approval to change the Company name to Valor Energy Corporation.

You may revoke your Proxy at any time before it is voted at the Meeting by submitting a later-dated proxy or by giving written notice of revocation to the Secretary of the Company. If you do attend the Meeting, you may vote by ballot at the Meeting and cancel any proxy previously given. Abstentions and broker non-votes are counted as shares present for determination of a quorum, but are not counted as "For" or "Against" votes on any item to be voted on and are not counted in determining the amount of shares voted on an item.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum. The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the meeting is necessary to approve the increase in authorized common stock.

The cost of all solicitation will be borne by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth current information with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock and Preferred Stock by (i) each person known by the Company to be the beneficial owner of 5% or more the Common Stock or Preferred Stock; (ii) each director of the Company and (iii) all Directors and Executive officers as a group. Percentage of beneficial ownership is based upon 100,000,000 shares of common stock outstanding at June 3, 2004.


NAME AND ADDRESS              SHARES OWNED BENEFICIALLY        PERCENT OF CLASS
----------------              --------------------------       ----------------
Sheridan B. Westgarde

3498 Salmon River Bench Rd             2,500,000                      2.5%
Vernon, B.C. V1T 8Z7

All Officers/Directors                 2,500,000                      2.5%
as a Group

                                  PROPOSAL ONE
            DIRECTORS' PROPOSAL TO INCREASE THE AUTHORIZED SHARES OF
                 COMMON STOCK FROM 100,000,000 TO 1,500,000,000
                           (ITEM 1 ON THE PROXY CARD)

At the Special Meeting, shareholders will be asked to approve and consent to amend the Company's restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 1,500,000,000 shares.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current stockholders' percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

As of the Record Date, a total of 100,000,000 shares of the Company's currently authorized 100,000,000 shares of common stock are issued and outstanding. The increase of the Company's authorized shares relates to the sale of up to 1,250,000,000 shares of common stock that may be issued to and sold by existing debenture holders and warrant holders upon the conversion of convertible debentures and upon the exercise of warrants. The increase in the number of authorized but unissued shares of common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

PURPOSES AND CERTAIN POSSIBLE EFFECTS OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
----------------------------------------------------------------------------

The Company has historically either publicly offered or privately placed its capital stock to raise funds to finance its operations, and has issued securities to management, non-management employees and consultants. The Company expects to continue to make substantial expenditures for development and marketing of products and services. The Company expects to continue to actively explore and negotiate additional financing that it requires. The Company may also seek acquisitions of other companies, products and assets. These activities are likely to require the Company to sell shares of Common Stock or securities convertible into or exchangeable for Common Stock. The Company has, at times in the past, sold shares or securities instruments exercisable or convertible into shares at below the market price of its Common Stock at the date of issuance and may be required to do so in the future in order to raise financing.

The Board acknowledges that the increase in the number of authorized shares of Common Stock at this time will provide the Company with the ability to issue the shares of Common Stock it is currently obligated to issue pursuant to the exercise and conversion of outstanding convertible securities, and also provide it with the flexibility of having an adequate number of authorized but unissued shares of Common Stock available for future financing requirements without the expense or delay attendant in seeking stockholder approval at any special or other annual meeting. The proposed amendment would provide additional authorized shares of Common Stock that could be used from time to time, without further action or authorization by the stockholders (except as may be required by law or by any stock exchange or over-the-counter market on which the Company's securities may then be listed).

Although it is not the purpose of the proposed amendment and the Board is not aware of any pending or proposed effort to acquire control of the Company, the authorized but unissued shares of Common Stock also could be used by the Board to discourage, delay or make more difficult a change in control of the Company.

This proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that further issuances of Common Stock will reduce each existing stockholder's proportionate ownership. In the event that stockholder approval of this proposed amendment of the Certificate of Incorporation to increase the authorized Common Stock is not obtained, the Company will be unable to satisfy its exercise and conversion obligations under the terms of certain of its outstanding convertible securities and holders of such convertible securities may commence legal proceedings against us.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

The following is a list of material existing contractual agreements to issue shares of the Company's common stock in connection with convertible debentures and warrants:

On March 19, 2004, the Company issued three convertible notes for an aggregate of $900,000 and with interest at 10% per annum. Interest on these notes shall be payable quarterly commencing March 19, 2004. The holder has the right to convert the debentures and interest accrued into shares of the Company's common stock at a conversion price per share that shall be the lesser of (1) $.004 and (2) 40% of the average of the lowest three intra-day trading prices of the common stock during the twenty trading days immediately preceding the conversion date.

On December 31, 2001, the Company issued two convertible notes, both for $100,000 and with interest at 12% per annum. Interest on both of these notes shall be payable quarterly commencing December 31, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's common stock at a conversion price per share that shall be the lesser of (1) $.083 and (2) 67.67% of the average of the lowest three intra-day trading prices of the common stock during the twenty trading days immediately preceding the conversion date.

On March 14, 2001, the Company issued two convertible notes, both for $50,000 and with interest at 12% per annum. Interest on both of these notes shall be payable quarterly commencing March 14, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's common stock at a conversion price per share that shall be the lesser of (1) $.083 and (2) 67.67% of the average of the lowest three intra-day trading prices of the common stock during the twenty trading days immediately preceding the conversion date.

On September 30, 2000, the Company issued two convertible notes, both for $240,400 and with interest at 12% per annum. Interest on both of these notes shall be payable quarterly commencing September 30, 2000. The holder has the right to convert the debentures and interest accrued into shares of the Company's common stock at a conversion price per share that shall be the lesser of (1) $.083 and (2) 67.67% of the average of the lowest three intra-day trading prices of the common stock during the twenty trading days immediately preceding the conversion date.

The holders of the convertible debentures and notes may not convert their securities into shares of the Company's common stock if after the conversion, such holder, together with any of its affiliates, would beneficially own over 4.9% of the outstanding shares of the Company's common stock. This percent ownership restriction may be waived by each holder on not less than 61 days notice to the Company. Since the number of shares of the Company's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of the Company's common stock prior to a conversion, the actual number of shares of the Company's common stock that will be issued under the debentures cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the Company's common stock that exceeds the number of the Company's shares of common stock currently beneficially owned by the debenture holders and warrant holders.

OTHER OBLIGATIONS NOT RELATED TO THE CONVERTIBLE DEBENTURE AND WARRANTS.
------------------------------------------------------------------------

As reported in the Company financial filings with the Securities and Exchange Commission, the Company has made other commitments that, in order to fulfill, will require the proposed increase in the authorized shares.

On March 22, 2004, the Company acquired from Century Resources Inc. a 20% working interest and 16% net revenue interest in the Hamill Lease, a 3,645 acre natural gas producing property located in Matagorda County, Texas. The company's previous plan to acquire Century, a Texas based oil and gas company, was replaced with this new acquisition agreement which includes an exclusive, optional, "New Project and Exploration Drilling Participation" agreement with Century. This aspect of the agreement has three successive one year terms, with the Company holding the exclusive option on each year. The cost of this acquisition and exclusive optional participation agreement was $580,000 and a 15% of the issued and outstanding common stockof the Company. The actual number of shares to be issued is yet to be determined.

Mr. Westgarde, the Company Director and President, has an annual consulting agreement commencing March 27th, 2003, providing for an annual compensation of $90,000. In addition, the Board of Directors has committed to make Mr. Westgarde a significant shareholder in the Company with a share position of 5% of the authorized share volume of the Company issued over the course of three years.

Except for the above-referenced, the Company has no other current plans for the issuance of the shares of common stock that the Company is asking its shareholders to authorize the increase.

TRANSACTIONAL EFFECTS ON CAPITALIZATION OF THE COMPANY

The above transactions require the issuance of a greater number of shares of common stock then the Company has authorized. The following table consolidated the above-transactions according to their relationship between the exercise/conversion price and the market price of the Company's common stock at May 19, 2004.



            Security                     Common Stock's            Current Conversion/           Number of
                                      Current Market Price           Exercise Price           Shares Issuable
------------------------------------------------------------------------------------------------------------

March 19, 2004                                      $0.003                  $0.0012              333,333,333
March 19, 2004                                      $0.003                  $0.0012              333,333,333
December 31, 2001                                   $0.003                   $0.002               50,000,000
December 31, 2001                                   $0.003                   $0.002               50,000,000
March 14, 2001                                      $0.003                   $0.002               25,000,000
March 14, 2001                                      $0.003                   $0.002               25,000,000
September 30, 2000                                  $0.003                   $0.002              120,200,000
September 30, 2000                                  $0.003                   $0.002              120,200,000

TOTAL AT CURRENT MARKET PRICE                                                                  1,057,066,667


RISKS RELATING TO THE CONVERTIBLE DEBENTURES AND WARRANTS

THE ISSUANCE OF SHARES UNDERLYING THE CONVERTIBLE DEBENTURES AND WARRANTS WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.
------------------------------------------------------------------------------

The number of shares of common stock issuable upon conversion of the convertible debentures and warrants may increase if the market price of our stock declines. The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult for the Company to obtain additional capital.

The following gives examples of the number of shares that would be issued if the $1,580,800 of debentures described above were converted at one time at prices representing 75%, 50%, and 25% of the current market price:

 As of March 19, 2004, we had 100,000,000 shares of common stock outstanding.

         - 25% of current stock price: Conversion of AQCI's debentures at 25% of the current stock price would result in a debenture conversion rate of $.00075. To convert the $1,580,800 of convertible debentures would require approximately 2,107,733,333 shares of AQCI's common stock.

         - 50% of current stock price: Conversion of AQCI's debentures at 50% of the current stock price would result in a debenture conversion rate of $.0015. To convert the $1,580,800 of convertible debentures would require approximately 1,053,866,667 shares of AQCI's common stock.

         - 75% of current stock price: Conversion of AQCI's debentures at 75% of the current stock price would result in a debenture conversion rate of $.00225. To convert the $1,580,800 of convertible debentures would require approximately 702,577,778 shares of AQCI's common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE COMPANY'S CONVERTIBLE DEBENTURES COULD REQUIRE IT TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.
-------------------------------------------------------------------------------


The Company's obligation to issue shares upon conversion of our convertible securities is essentially limitless. As sequential conversions and sales take place, the price of the Company's securities may decline and if so, its convertible debenture holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares. All of the shares, including all of the shares issuable upon conversion of the debentures and upon exercise of the Company's warrants, may be sold without restriction.

AQCI MAY NOT GAIN SHAREHOLDER APPROVAL FOR THE INCREASE IN AUTHORIZED SHARES WHICH COULD RESULT IN THE SHUTDOWN OF OPERATIONS.
------------------------------------------------------------------------------

The failure to increase the number of authorized shares would result in AQCI's inability to fulfill its contractual commitment to the convertible debenture holders to increase its number of authorized shares. This inability to convert the debentures would trigger the default clause contained in the debentures. Contractually AQCI would be obligated to pay the debenture holders a default payment amounting to the then outstanding principal amount of the debentures plus accrued and unpaid interest on the unpaid principal of the debentures plus a pro-rated default interest rate on the default payment amount. In addition, AQCI may be subject to liquidated damages as a result of an inability to honor a debenture holder's conversion request. The inability of AQCI to meet its contractual obligations to the debenture holders would most likely result in some sort of legal action from the debenture holders, which would result in the shutdown of operations.

AQCI'S OVERHANG AFFECT OF THE DEBENTURE HOLDERS CONVERSION AND SUBSEQUENT RESALE OF COMMON STOCK ON THE MARKET COULD RESULT IN LOWER STOCK PRICES.
-------------------------------------------------------------------------------

Overhang can translate into a potential decrease in AQCI's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price, providing the debenture holder the ability to sell his or her stock at or below market and still make a profit. If the share volume cannot absorb the discounted shares, AQCI's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares to be issued.

                                  PROPOSAL TWO

             TO CHANGE THE COMPANY NAME TO VALOR ENERGY CORPORATION

                           (ITEM 2 ON THE PROXY CARD)

At the Special Meeting, shareholders will be also asked to approve and consent to amend the Company's name from Aquatic Cellulose International Corporation to Valor Energy Corporation and concurrently to change the Company's OTCBB trading symbol. The Company's new Symbol will be determined at the time the name change becomes affective. The name change action was taken to reflect the Company's new business in the oil and gas industry.

                                  OTHER MATTERS

         The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and does not know of any other matter that may be brought before the Special Meeting.

SUBMISSION OF 2004 STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the special meeting in 2004 must be received by the Secretary of Aquatic Cellulose Corporation, 2404 43rd Street, Suite 301, Vernon, B.C., V1T 6L1, Canada, no later than June 3, 2004 to be considered for inclusion in the Company's 2004 Proxy material.

         A copy of the Company's Form 10-KSB may be obtained by written request from Sheridan Westgarde, Chief Executive Officer, at the Company, at the above address.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                      By order of the Directors

                                                      /S/ SHERIDAN WESTGARDE
                                                      -------------------------
                                                      Sheridan Westgarde
                                                      Chief Executive Officer

Dated:  May __, 2004

                            THE BOARD OF DIRECTORS OF
                          AQUATIC CELLULOSE CORPORATION

Dated: May __, 2004

AQUATIC CELLULOSE CORPORATION - PROXY OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sheridan Westgarde jointly and severally, as proxies, with full power of substitution and re-substitution, to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "SPECIAL MEETING") of Aquatic Cellulose Corporation (the "Company") to be held at the Corporate Headquarters, on July __, 2004 at AQCI Headquarters, 2404 43rd Street, Suite 301, Vernon, B.C., V1T 6L1, Canada, 10:00 AM local time, or at any postponements or adjournments thereof, as specified below, and to vote in his or her discretion on such other business as may properly come before the Special Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
--------------------------------------------------------------------------------


1.         APPROVAL OF INCREASE IN NUMBER OF COMMON STOCK:

           Approval of an amendment to the Company's certificate of incorporation to increase the number of the Common Stock authorized to be issued to 1,500,000,000 shares.

           |_|  VOTE FOR            |_|  VOTE AGAINST               |_|  ABSTAIN

-------------------------------------------------------------------------------

2.         CHANGE OF COMPANY NAME:

           To change the Company name to Valor Energy Corporation

           |_|  VOTE FOR            |_|  VOTE AGAINST               |_|  ABSTAIN

-------------------------------------------------------------------------- -----

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2, AND WILL BE VOTED BY THE PROXY HOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT(s) THEREOF TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

DATED:  ____________________, 2004

SIGNATURE OF STOCKHOLDER

--------------------------------------------------------------------------------

PRINTED NAME OF STOCKHOLDER

--------------------------------------------------------------------------------

TITLE (IF APPROPRIATE)

--------------------------------------------------------------------------------


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH, AND, IF SIGNING FOR A CORPORATION, GIVE YOUR TITLE. WHEN SHARES ARE IN THE NAMES OF MORE THAN ONE PERSON, EACH SHOULD SIGN.

CHECK HERE IF YOU PLAN TO ATTEND THE SPECIAL MEETING.  |_|